Exhibit 99.1

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	Dan Choy
Headgate Partners LLC	Nanometrics Incorporated
530.274.0551, 530.274.0531 fax	408.545.6000, 408.232.5910 fax
email: claire@headgatepartners.com	email: dchoy@nanometrics.com

Nanometrics Names Gary C. Schaefer Chief Financial Officer

MILPITAS, California, November 5, 2007 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced metrology equipment to the semiconductor industry, announced today that Gary C. Schaefer, an 18-year veteran of the semiconductor and high-technology industry, has been named chief financial officer (CFO) of the company, effective immediately.

This announcement follows Nanometrics’ April 2007 announcement naming Quentin B. Wright interim chief financial officer until a permanent successor could be named.

Mr. Schaefer has served as Nanometrics’ director of internal audit since April 2007 and was an internal audit consultant to the company during 2005 and 2006. Prior to joining Nanometrics, Mr. Schaefer served as CFO of Logic Devices Incorporated, a publicly-traded digital IC company, and CFO of ZMD America, a fabless semiconductor startup. His extensive career in the semiconductor and high-technology industry also includes positions as controller at PerkinElmer, CFO of Alphatec Semiconductor Electronics and controller at National Semiconductor. Mr. Schaefer received his Bachelor of Science and Master of Business Administration from Santa Clara University.

“Gary brings to the CFO position a superb knowledge of the semiconductor manufacturing industry and of Nanometrics in particular,” commented Dr. Timothy J. Stultz, Nanometrics’ president and chief executive officer. “Gary’s prior CFO experience has been a great asset to our company for the last two years, and he has been an instrumental part of the team leading the turnaround of Nanometrics. We are thrilled that Gary has decided to join the senior management of Nanometrics as we transition into our next phase of growth. Gary is a great team player, understands the business and will hit the ground running as our CFO.”

“I am excited to be taking over the financial stewardship of Nanometrics,” said Mr. Schaefer. “Nanometrics has a long history of innovation and is currently in a great position to establish itself as a leading company in the metrology sector. During my tenure at Nanometrics, I have been impressed with the company’s potential and fully support our vision of continued growth, profitability and competitiveness as I join the senior management team.”

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The Company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

###